              [CONSUMERS FINANCIAL CORPORATION LOGO APPEARS HERE]


                             1200 CAMP HILL BY-PASS
                           P. O. BOX 26 (17001-0026)
                       CAMP HILL, PENNSYLVANIA 17011-3744

================================================================================

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON MARCH  ___, 1997

================================================================================

Dear Shareholders:

     A Special Meeting of Shareholders of Consumers Financial Corporation, a Pennsylvania corporation (the "Company") will be held on March ____, 1997 at 10:00 a.m., at Corporate Headquarters, 1200 Camp Hill By-Pass, Camp Hill, Pennsylvania for the following purposes:

          1. To consider and vote upon the approval of a Plan of Merger between the Company and Consumers Acquisition Corp., a Pennsylvania corporation ("CAC") and a wholly-owned subsidiary of LaSalle Group, Inc., a Delaware corporation ("LaSalle"), providing for the merger of CAC with and into the Company with the Company being the surviving corporation, and pursuant to which each outstanding share of the Company's Common Stock will be converted into the right to receive $3.92 in cash, without interest, subject to certain adjustments, all as more fully described in the accompanying Proxy Statement and the Plan of Merger, a copy of which is attached as Exhibit A to the Agreement and Plan of Merger which is attached as Appendix 1 to this Proxy Statement.

          2. To transact such other business as may properly come before the Special Meeting.

          Only shareholders of record at the close of business on January 31, 1997 will be entitled to notice of the Special Meeting or any adjournment thereof. Only shareholders of record of the Company's Common Stock at the close of business on January 31, 1997 will be entitled to vote at the Special Meeting or any adjournment thereof.

          THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED AND ADOPTED THE PLAN OF MERGER, AND BELIEVES THE PROPOSED MERGER IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT THE HOLDERS OF THE COMPANY'S COMMON STOCK VOTE FOR THE APPROVAL OF THE PLAN OF MERGER.


          Your proxy is important to ensure a quorum at the meeting, even if you hold only a few shares of the Company's Common Stock. Whether or not you plan to be present, please mark, sign and return promptly the enclosed proxy so that your shares will be represented at the meeting. A return envelope, which requires no postage if mailed in the United States, is enclosed for your [Bnvenience.

                                             By Order of the Board of Directors,


                                             /S/ PETER J. KRAMER

                                             PETER J. KRAMER
                                             GENERAL COUNSEL
                                             AND SECRETARY
Camp Hill, PA
February 18, 1997

[LOGO OF CONSUMER FINANCIAL CORPORATION APPEARS HERE]

                        CONSUMERS FINANCIAL CORPORATION
                             1200 CAMP HILL BY-PASS
                           P. O. BOX 26 (17001-0026)
                            CAMP HILL PA 17011-3744



                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON MARCH ___, 1997



                                  INTRODUCTION

          This Proxy Statement is being furnished to the shareholders of Consumers Financial Corporation , a Pennsylvania corporation (the "Company") in connection with the solicitation on behalf of the Company's Board of Directors of proxies to be used at the Special Meeting of Shareholders to be held on March ___, 1997 at Corporate Headquarters, 1200 Camp Hill By-Pass, Camp Hill, Pennsylvania, at 10:00 a.m., local time, and any adjournment or adjournments thereof (the "Special Meeting"). This Proxy Statement, the Notice of Special Meeting and the accompanying proxy card and related materials are first being mailed to the Company's shareholders on or about February 18, 1997.

          At the Special Meeting, holders of Common Stock of the Company will be asked to consider and vote upon the approval of a Plan of Merger between the Company and Consumers Acquisition Corp., a Pennsylvania corporation ("CAC") and a wholly-owned subsidiary of LaSalle Group, Inc., a Delaware corporation ("LaSalle"). A copy of the Plan of Merger is attached as Exhibit A to the Agreement and Plan of Merger between the parties dated October 30, 1996 (the "Merger Agreement"), attached as Appendix 1 to this Proxy Statement. Under the terms of the Plan of Merger: (1) CAC will be merged with and into the Company (the "Merger"), and (2) each outstanding share of the Company's Common Stock, $.01 stated value (the "Common Stock") , will be converted into the right to receive $3.92 in cash, without interest, subject to certain adjustments (the "Merger Consideration").

          Holders of the Company's 8 1/2% Convertible Preferred Stock, Series A (the "Preferred Stock") will not be entitled to vote at the Special Meeting since none of the rights and preferences of the holders of the Preferred Stock are to be adversely affected by the Merger and no other preferred stock or other class of shares of the Company will rank ahead of or be on a parity with the Preferred Stock with respect to payment of dividends or distribution of assets in liquidation as a result of the Merger.

          If the Merger is not consummated for any reason, the Board of Directors expects to continue the business of the Company as described under "Business of Consumers Financial Corporation" while continuing to attempt to find a buyer or strategic partner.



COMMON STOCK CERTIFICATES SHOULD NOT BE SENT WITH THE ENCLOSED PROXY. IF THE MERGER IS CONSUMMATED, THE HOLDERS OF COMMON STOCK WILL BE FURNISHED WITH INSTRUCTIONS FOR EXCHANGING THEIR COMMON STOCK FOR THE MERGER CONSIDERATION.

                           SUMMARY OF PROXY STATEMENT


     The following is a brief summary of certain information in this Proxy Statement and certain of the Exhibits attached hereto. This summary is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement and the Appendices. SHAREHOLDERS ARE URGED TO READ THE ENTIRE PROXY STATEMENT, INCLUDING THE APPENDICES, AND THE OTHER DOCUMENTS ACCOMPANYING THE PROXY STATEMENT. SOME OF THE TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS PROXY STATEMENT. Copies of any documents referred to in this Proxy Statement are available for inspection at the principal executive offices of Consumers Financial Corporation which are located at 1200 Camp Hill By-Pass, Camp Hill, Pennsylvania.

BUSINESS OF THE COMPANY

     The Company is an insurance holding company which, through its subsidiaries, is a leading provider of credit life and credit disability insurance in the Middle Atlantic region of the United States, marketed primarily through approximately 900 automobile dealers. The Company also owns and administers a small block of universal life insurance business, and, until recently, also conducted, through its wholly-owned subsidiary, Interstate Auto Auction, Inc. ("Interstate"), wholesale and retail automobile auctions of used vehicles for automobile dealers, banks and leasing companies. On November 6, 1996, the Company sold the operating assets of Interstate to a third party purchaser. See "Business of Consumers Financial Corporation."

BUSINESS OF LASALLE

     LaSalle is a privately held corporation whose business purpose is to purchase and operate insurance companies on behalf of private and institutional investors. LaSalle's strategy is to acquire smaller life insurance companies with defined niche products and markets in the traditional life insurance, credit insurance, health insurance, payroll deduction and annuity markets. LaSalle has executed three definitive agreements to purchase insurance companies or insurance holding companies, including the Company. When LaSalle completes the Merger with the Company and the other two acquisitions, LaSalle's combined assets will be approximately $500 million and its combined premium and investment revenues will exceed $100 million. In addition, LaSalle's shareholders' equity, including minority interests, will exceed $80 million.

THE SPECIAL MEETING

     The Special Meeting of the shareholders of the Company will be held at Corporate Headquarters located at 1200 Camp Hill By-Pass, Camp Hill, Cumberland County, Pennsylvania, on March ___, 1997 at 10:00 a.m., local time. At the Special Meeting, the holders of Common Stock will be asked to consider and to vote upon the approval of the Plan of Merger. Only holders of record of the Common Stock at the close of business on Friday, January 31, 1997, will be entitled to vote at the Special Meeting. As of the close of business on such date, there were 3,025,188 shares of Common Stock outstanding and entitled to vote and approximately 6,841 holders of record. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting, and the affirmative vote of a majority of the votes cast by all holders of Common Stock entitled to vote is required for approval of the Plan of Merger. See "Voting and Proxy Information."

THE MERGER

     Under the terms of the Plan of Merger, CAC will be merged with and into the Company and each share of Common Stock which is outstanding immediately prior to the Merger (other than shares as to which the holders have exercised their dissenters rights under Pennsylvania law) will be converted into the right to receive the Merger Consideration. See "Agreement and Plan of Merger: Payment for Shares." Thereafter, the separate existence of CAC will cease and the Company, as the surviving corporation, will become a subsidiary of LaSalle. Neither LaSalle, CAC nor any of their respective subsidiaries owns any shares of Common Stock. A copy of the Plan of Merger is attached as Exhibit A to the Merger Agreement which is attached as Appendix 1 to this Proxy Statement.

     After consummation of the Merger, the holders of the Common Stock immediately prior to the Merger will no longer possess any equity interest in, or any rights as shareholders of, the Company and will not be able to participate in any future earnings or growth of the Company. Certificates held by such shareholders previously representing shares of Common Stock will represent only the right to receive the Merger Consideration, or the right to the judicially appraised fair value thereof pursuant to dissenters rights which are perfected under Pennsylvania law. See "Rights of Dissenting Shareholders" and Appendix 2 to this Proxy Statement. Each share of the Company's Preferred Stock shall remain outstanding and unaffected by the Merger.

FINANCIAL ADVISORS

     The Board of Directors of the Company engaged CreditRe Corporation, an independent actuarial firm, and Ernst & Young LLP, a major accounting firm ("E&Y"), to render certain financial advisory services to the Board in connection with a possible business combination (through merger, sale or exchange of stock, sale of all or a substantial part of the assets or otherwise) of the Company with another party upon terms and conditions satisfactory to the Board. The Company, CreditRe Corporation, and E&Y participated in the development of a sales memorandum and the subsequent review of responses thereto. E&Y served as an intermediary in negotiations beginning in May 1996 and concurred with management's determination that the Merger represented a better value for the Company's shareholders than any other alternative that had been evaluated and concurred with management's recommendation to the Company's Board of Directors to approve the Merger. See "Background of the Merger."


     The Company did not obtain a fairness opinion from an investment banking firm for this transaction. While it is often customary in merger transactions to obtain an expert opinion for the purpose of determining the fairness of the price offered, the Company and E&Y believe the comprehensive auction bidding process undertaken generated a fair price for the Company.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company believes that the Merger is in the best interests of and is fair to the holders of the Company's Common Stock and Preferred Stock. The Board has unanimously approved the Merger Agreement and the Plan of Merger and recommends approval of the Plan of Merger by the holders of the Common Stock. The recommendation of the Board is based upon a number of factors, including (1) the Board's consideration of other strategic and financial alternatives available to the Company; (2) the Board's knowledge of the business, operations, properties, assets, earnings, financial condition, capital needs and future prospects of the Company; (3) the independent actuarial appraisals of the Company's insurance and related operations; and (4) the advice of E&Y that the Merger Consideration to be received in the Merger by the holders of the Common Stock represented a better value for those shareholders than any other alternative that had been evaluated. See "Background of the Merger."

BACKGROUND OF THE MERGER

     On March 11, 1996, the Company announced its plans to explore various alternatives for selling or merging its business units. The decision to explore these alternatives was based on the operating losses incurred by the Company over the previous two year period. Direct contacts were made with over 45 potential buyers to solicit their interest in participating in an auction process to acquire the Company. This auction process was intended to achieve maximum value and a timely sale through simultaneous broad exposure to a wide range of potential purchasers. Furthermore, both the Company and E&Y believed that the broad distribution and competitive environment would enhance confidence in the reasonableness of the value ultimately to be received.

          Approximately 35 organizations expressed interest in acquiring all or parts of the Company's operations. Following the receipt of signed confidentiality agreements from these groups, each was provided with a copy of the sales memorandum. The sales memorandum, which was intended to assist prospective purchasers in their initial evaluation of the Company and in their decision to proceed with future investigation, included independent actuarial appraisals of the Company's credit insurance and vehicle service contract business (prepared by CreditRe Corporation) and its universal life insurance business (prepared by Allen Bailey & Associates, Inc.). The Company received 11 letters of intent from prospective purchasers, including LaSalle. From this group, four bidders, including LaSalle, were invited to proceed with a more detailed investigation and a due diligence review. Following completion of all due diligence procedures, LaSalle and the three other prospective purchasers submitted revised letters of intent to the Company.


          After detailed discussions and negotiations were conducted with these four bidders, the Company signed LaSalle's revised letter of intent on September 27, 1996, contemplating that LaSalle would acquire the Company in a merger transaction whereby the holders of the Common Stock would receive the Merger Consideration. The Merger Agreement was signed on October 30, 1996.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

          The Merger Agreement provides that the holders of all outstanding stock options with accompanying stock appreciation rights ("SAR's"), which represent all of the outstanding stock options, shall agree to exercise their SAR's in lieu of the exercise of the stock options. The executive officers, other officers and former officers who hold such SAR's will receive cash payments from the Company in an amount equal to the excess, if any, of the Merger Consideration over the exercise price, times the number of shares subject to such options and SAR's. See "Background of the Merger" and "Interests of Certain Persons in the Merger."

          Following the Merger, the executive officers and directors of CAC will become the executive officers and directors of the Company, as the surviving corporation. None of the Company's current directors are expected to remain as directors of the surviving corporation; however, it is anticipated that certain executive officers of the Company and certain officers and other employees of the Company's insurance subsidiaries will remain with the Company or those subsidiaries in some capacity following the Merger. No current directors of the insurance subsidiaries will remain in any capacity following the Merger. Those officers and other employees who are not retained by the insurance subsidiaries will receive severance payments from the surviving corporation, except for the Company's President and Chief Executive Officer, who will retire at the Effective Time of the Merger and will not receive any severance payment. None of the directors of either the Company or its insurance subsidiaries will receive any severance payments or other fees in connection with the Merger. Except for one marketing officer, no employment contracts will be provided to any of the officers who remain with the Company or its insurance subsidiaries.

          The Company, as the surviving corporation, will indemnify officers and directors of the Company and its subsidiaries against losses, claims, damages, liabilities, costs, expenses, judgments and amounts paid in settlement arising out of any action or omission occurring prior to the Effective Time (including those that arise out of or relate to the Merger) to the full extent permitted by Pennsylvania law and the Company's charter and bylaws as currently in effect. Expenses will be advanced to an indemnified party to the full extent permitted by law. See "Interests of Certain Persons in the Merger" and "Agreement and Plan of Merger:
Indemnification."

          There was no compensation paid to management or payments made to advisors, consultants, accountants or attorneys which were contingent upon the consummation of the Merger. See "Interests of Certain Persons in the Merger."

          To the extent any person has an interest in the Merger, as described herein, those persons may have a conflict of interest in voting for or recommending the Merger. The interests of those persons in the Merger are not necessarily the same as those of unaffiliated shareholders.

FINANCING OF THE MERGER


          The total funds required for financing the Merger, including payments to the holders of the Company's Common Stock and the payment of $500,000 to Acceleration Life Insurance Company in connection with the termination of a Joint Venture Agreement, will be approximately $12.4 million. The Merger Agreement contemplates that LaSalle and CAC will finance the Merger through cash on hand at, or otherwise available to, LaSalle. At the time the Merger is consummated, it is LaSalle's intention to increase the capital and surplus of the Company's principal insurance subsidiary from approximately $6.2 million at October 31, 1996 to approximately $11.7 million in order to improve the subsidiary's financial condition and its A.M. Best rating. See "Financing of the Merger."


CONDITIONS OF THE MERGER

          Under the Merger Agreement, the Closing of the Merger is conditioned upon the satisfaction of certain conditions, including (1) the affirmative vote approving the Plan of Merger by a majority of the votes cast by all holders of the Common Stock; (2) regulatory approvals by each state insurance department having jurisdiction over the Company's insurance subsidiaries; (3) the termination of the waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976; (4) the sale of the operating assets of Interstate, which condition has previously been satisfied; and (5) the sale of the in-force block of universal life business. See "Agreement and Plan of Merger: Conditions, Representations and Covenants."

EFFECTIVE TIME OF THE MERGER

          The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the Commonwealth of Pennsylvania (the "Effective Time"). The Company expects to consummate the Merger in the first quarter of 1997. See "Agreement and Plan of Merger:
Effective Time."

TERMINATION OF THE MERGER AGREEMENT; EXPENSES

          The Merger Agreement may be terminated at any time prior to the Effective Time (1) by mutual action of the Boards of Directors of the Company and LaSalle, or (2) by either the Company or LaSalle in the event the Merger is not consummated on or before March 31, 1997. Except as indicated below, each party will pay its own costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby. The Company has agreed to pay LaSalle a $300,000 break-up fee if
(1) the Company proceeds with another transaction which it believes is more favorable to its shareholders, or (2) the Plan of Merger is not approved by the holders of the Company's Common Stock. See "Agreement and Plan of
Merger: Termination, Amendment, Fees and Expenses."

PAYMENT FOR SHARES

          If the Merger is consummated, the Company will forward to each holder of Common Stock a letter of transmittal containing detailed instructions about the procedure for surrendering stock certificates and receiving payment for the Common Stock. In order to receive the cash to which each holder of the Common Stock will be entitled pursuant to the Plan of Merger, such holder will be required to surrender to the Company the certificates for his or her shares of Common Stock, together with a fully executed and properly completed letter of transmittal and payment is expected to be made within 10 business days after receipt of the required information and accompanying documentation. Shareholders should not surrender their Common Stock certificates until they receive and fill out the letter of transmittal, which shall be sent to them by the Company. DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. Assuming the holders of the Common Stock approve the Plan of Merger at the Special Meeting and the other conditions to the consummation of the Merger are satisfied or waived, it is currently anticipated that the letter of transmittal will be mailed to each holder of Common Stock shortly after the Effective Time. No interest will be paid or accrued on the cash payable upon the surrender of the stock certificates. See "Agreement and Plan of
Merger: Payment for Shares."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      If the Merger is consummated, the receipt by a shareholder of the Merger Consideration as a result of the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under state, local and foreign laws. If the Merger is consummated, each holder of Common Stock will recognize gain or loss equal to the difference between such shareholder's basis in the Common Stock surrendered and the amount of cash received. Each shareholder should consult a tax advisor with respect to the tax consequences of the Merger. In addition, in order to avoid backup withholding of 20% of the gross amount of payments made upon surrender of certificates representing shares of Common Stock, each shareholder should provide the Company with such shareholder's taxpayer identification number (i.e., social security number or employer identification number) in accordance with instructions included in the letter of transmittal. See "Certain Federal Income Tax Consequences."

RIGHTS OF DISSENTING SHAREHOLDERS

     Holders of the Common Stock who do not wish to accept the Merger Consideration to be paid under the terms of the Plan of Merger may dissent from the Merger and elect to have a judicial determination of the fair value of their shares of Common Stock at the Effective Time of the Merger (exclusive of any element of value arising from the accomplishment or expectation of the Merger). To do so, such shareholders must comply with the requirements of Subchapter 15D of the Pennsylvania Business Corporation Law ("PBCL"), 15 PA C.S.A. Section 1571 et seq. ("Dissenters Rights"), the full text of which is attached as Appendix 2 to this Proxy Statement. These requirements include filing with the Company a written notice of intention to demand payment for "fair value" of such shares prior to the taking of any shareholder vote on the Merger. To properly exercise such rights, holders of the Common Stock must hold their shares on the date of mailing of notice of intention to demand payment and continuously hold such shares through the Effective Time, and must comply with all other procedural requirements of Sections 1571 through 1580 of the PBCL. Failure to follow any of these and other applicable procedures may result in the loss of Dissenters Rights. A vote against the Merger is not sufficient to exercise Dissenters Rights. See "Rights of Dissenting Shareholders."


                          VOTING AND PROXY INFORMATION

          The record date fixed by the Board of Directors for the determination of shareholders entitled to notice of and to vote at the Special Meeting is January 31, 1997, at the close of business (the "Record Date"). At January 31, 1997, the Company had outstanding and entitled to vote at the Special Meeting 3,025,188 shares of Common Stock. Each share of Common Stock entitles the holder to one vote. The Company also had outstanding as of January 31, 1997, 536,500 shares of Preferred Stock. Holders of the Preferred Stock are not entitled to vote at the Special Meeting. See "Description of Capital Stock."


          The presence, in person or by proxy, of the holders of a majority of the total number of issued and outstanding shares of Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting, and the affirmative vote of a majority of the votes cast by all holders of Common Stock entitled to vote is required for approval of the Plan of Merger. If a proxy in the accompanying form is duly executed and returned, the shares represented thereby will be voted as specified. Any person executing the proxy may revoke it at anytime prior to its exercise at the Special Meeting, by written notice to the Secretary of the Company. The proxy may also be revoked by delivery of a later dated executed proxy. Mere attendance at the Special Meeting, without such notice, will not revoke the proxy. Votes cast by proxy or in person at the Special Meeting will be tabulated by the election inspectors appointed for the meeting, who will also determine whether or not a quorum is present. A proxy submitted by a shareholder may indicate that all or a portion of the shares of Common Stock represented by such proxy are not to be voted by such shareholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain matters in the absence of instructions from the beneficial owner of the shares. The shares subject to any such proxy which are not being voted with respect to a particular matter will be considered shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. Shares voted to abstain as to a particular matter will be considered voted shares, and will count for purposes of determining the presence of a quorum.

          The officers and directors of the Company as a group owned 239,584 shares of outstanding Common Stock as of the Record Date and have agreed to vote such shares in favor of the Merger. In addition, three wholly-owned subsidiaries of the Company together owned 409,964 shares of outstanding Common Stock as of the Record Date, and the respective Boards of Directors of these subsidiaries have authorized management to vote such shares in favor of the Merger. The Consumers Financial Corporation and Subsidiaries Employee Stock Ownership Plan (the "Plan") also owns 261,338 shares of outstanding Common Stock as of the Record Date. Each of the Plan participants has voting power for the shares held for him or her in the Plan. The officers of the Company, for whom 89,991 shares are held by the Plan, have agreed to vote such shares in favor of the Merger. Accordingly, at least 739,539 shares (or 24.4 %) of the Company's outstanding Common Stock are expected to be voted in favor of the Merger. See "Security Ownership of Principal Shareholders and Management."

          All shares of Common Stock represented at the Special Meeting by proxies in the form accompanying this Proxy Statement which are received prior to or at the Special Meeting will be voted in accordance with the instructions thereon, provided the proxies are properly signed and dated. If no instructions are indicated thereon, the proxies will be voted FOR the approval of the Plan of Merger. The Board of Directors knows of no other matters which are expected to come before the Special Meeting.

          In connection with the Merger, holders of shares of Common Stock have the right to seek statutory Dissenters Rights if they (1) deliver a written demand for Dissenters Rights to the Company prior to the taking of the vote on the proposal to approve and adopt the Plan of Merger, (2) do not vote for the proposal to approve and adopt the Plan of Merger, and (3) otherwise comply with the requirements of Subchapter 15D of the PBCL, the full text of which is attached as Appendix 2 to this Proxy Statement. Any written demand for Dissenters Rights should be sent to the Company at the address set forth herein. See "Rights of Dissenting Shareholders" for a description of the procedures required to be followed to perfect such rights.

          The cost of soliciting proxies pursuant to this Proxy Statement will be borne by the Company. There will be no additional solicitation of proxies undertaken other than by mail. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials as beneficial owners of Common Stock held of record by such custodians, nominees and fiduciaries, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                            BACKGROUND OF THE MERGER

          The Board of Directors of the Company decided in 1995 that the Company either had to make a significant acquisition of another credit insurance business or it had to offer to sell or merge its operations with another insurance organization. This decision was primarily based on the losses from operations incurred over the previous two-year period. From mid-1995, at which time the Company signed a letter of intent to acquire another credit insurance company, until December of 1995, the Company was operating on the premise that it would complete an acquisition which would have increased revenues sufficiently to return the Company to profitability. However, the acquisition did not materialize because the company to be acquired terminated the letter of intent in December of 1995 to pursue another alternative. As a result of the failure to complete the acquisition in 1995 and the time required to rebuild its revenues, the Board of Directors decided that the best alternative was to offer to sell or merge the Company with a strategic buyer or partner. Accordingly, on March 11, 1996, the Company announced its plans to explore opportunities to find a strategic buyer or partner.

          The Board of Directors decided to engage a financial advisor to assist in the sale of the Company and to retain actuarial advisors to provide the valuation expertise necessary to value the insurance business and related assets of the Company. In selecting the financial advisor, the Board of Directors considered the services provided by E&Y, investment banking firms, and brokers specializing in selling either insurance companies or auto auction companies. E&Y was selected as the financial advisor because of its knowledge of the insurance industry and its expertise both in marketing companies to prospective buyers and conducting an auction process aimed at obtaining the highest value for the assets being sold. It was also estimated that the cost to the Company for financial advisory services from E&Y would be lower. CreditRe Corporation was the only actuarial firm considered for the credit insurance and vehicle service contract business due to its expertise in valuations of credit insurance and related products. Allen Bailey & Associates, Inc. was the only actuarial firm considered for the universal life insurance valuation as it had previously completed such a valuation for the Company which could be updated at a reasonable cost.

          E&Y was initially retained specifically to assist the management of the Company in the preparation of a sales memorandum which would include a description of the Company's three lines of business, including operations, facilities, systems, revenue sources, products, employee structure and various financial information. In addition, the sales memorandum incorporated a valuation of the credit insurance and vehicle service contract businesses as developed by CreditRe Corporation, an independent actuarial firm, and a valuation of its universal life insurance business prepared by Allen Bailey & Associates, Inc., also an independent actuarial firm. It also included a description of the business and a valuation of the wholesale automobile auction business of the Company prepared by the management of the Company. The actuarial reports prepared by CreditRe Corp. and Allen Bailey & Associates, Inc. were used as benchmarks by the Company to evaluate the fairness of offers received for the Company from the various purchasers and the adequacy of the prices offered for the various lines of insurance business.CreditRe Corporation was paid approximately $57,000 for its appraisal report and actuarial services. Allen Bailey & Associates, Inc. has served as the Company's valuation actuary for its life insurance subsidiaries since 1993 and currently serves in that capacity. Allen Bailey & Associates was paid $43,000 for its actuarial services in 1996 and approximately $10,000 for its updated valuation of the Company's universal life insurance business. The Company and its advisors began targeting prospective purchasers, coordinating, screening and processing the inquiries, mailing the confidentiality agreements and sales memoranda, and analyzing and comparing the offers. Subsequently, E&Y was asked to assist management in selecting the best four offers for purposes of proceeding with the due diligence review of each potential purchaser, in evaluating the best final offers, including separate offers for the purchase of the automobile auction business, and in advising the Board of Directors as to the appropriate offer to accept.

          The Company determined that it could maximize the consideration received for the sale of the auction business if it solicited a separate group of buyers for the auto auction. Accordingly, a separate group of 60 potential purchasers for the auction business was developed from industry and association listings and from E&Y's and the Company's knowledge of potential buyers of auto auctions. The potential purchasers were contacted by E&Y in a letter inquiring about their interest in purchasing an auto auction. From this group, 16 expressed an interest in purchasing the auction business. After receiving letters of intent from three potential buyers, the Company determined that the best overall offer was from ADESA Corporation. As a result, the Company entered into a letter of intent with ADESA Corporation and closed on the sale of the auction business to an affiliate of ADESA Corporation on November 6, 1996. In addition, because the universal life insurance business has been under an option agreement with World Insurance Company, the Company has reached a tentative agreement to sell this business to World Insurance Company for $1.2 million, subject to due diligence. The sale of this business is expected to become effective in January 1997. The Merger Agreement provides that the $3.92 per share to be paid to the holders of Common Stock shall be adjusted by the after-tax effect of the difference between (a) the gross sales proceeds received from the sale of the auction business and (b) $4.9 million. Accordingly, the sale of the auction business in November 1996 for $4.85 million (a $50,000 pre-tax reduction) will decrease the Merger Consideration by approximately $30,000, or $.01 per share. See "Agreement and Plan of Merger".


          In mid-February 1996, E&Y and the Company initiated calls to and sent letters to over 45 insurance companies, not including the ultimate buyer, LaSalle, concerning their interest in acquiring the Company or portions thereof. After confidentiality agreements were signed, 35 sales memoranda were mailed to potential buyers beginning on February 21, 1996. Between mid-March and late April 1996, 11 offers were received to buy the Company or segments of the Company. On May 22, 1996, the Company received an offer from LaSalle which was structured as a stock purchase. E&Y assisted the Company's management in analyzing the offers, facilitating negotiations between management and interested buyers, and provided counseling on deal structuring, tax issues and communications. The four highest offers were selected and a series of meetings with each buyer were held during May 1996 to review their bids, clarify the offers and negotiate further when it was determined that certain aspects of the offers were not competitive with the other offers. Each of the four potential buyers was then invited to perform a due diligence review and submit a final offer in the form of a binding letter of intent. The four buyers each performed a due diligence review from the end of May to the beginning of July 1996, and submitted revised offers.

          From mid-July 1996 to early August 1996, E&Y reviewed with management and the Board of Directors the contents of each potential buyer's letter of intent, the impact of each offer on the Company and the tax effect of each offer with regard to the Company. With E&Y's assistance, management reviewed and analyzed each offer and recommended and advised the Board of Directors of the Company to accept the LaSalle offer as the best offer. On August 12, 1996, at a special meeting of the Board of Directors, the Board accepted the LaSalle offer and authorized the signing of the letter of intent with LaSalle, subject to further negotiations regarding certain financial information and price adjustments. A subsequent letter of intent was signed by the parties on September 27, 1996, providing that LaSalle would acquire the Company in a merger transaction whereby the holders of the Common Stock would receive the Merger Consideration. On October 22, 1996 the Board of Directors met for a regularly scheduled meeting to consider the proposed merger and unanimously approved the recommendation of management and E&Y to enter into a definitive agreement with LaSalle and authorized the signing of the Merger Agreement. The Merger Agreement was signed on October 30, 1996 and the Company issued a press release publicly announcing the proposed merger with LaSalle on October 31, 1996.

          The primary considerations of the Board of Directors in approving the Merger with LaSalle were to maximize the value to the holders of the Common Stock and to maintain or improve the value of the Preferred Stock. The Board of Directors, each of whom is a holder of Common Stock, consists of six directors, five of whom are independent non-employees of the Company. Four Directors also collectively own 28,563 shares of Preferred Stock. Each Director will vote his shares for the approval of the Merger and will receive the same consideration for his Common Stock as will be received by all other holders of Common Stock. None of the Directors will remain as Directors or employees of the Company or its insurance subsidiaries, and none will receive any severance payments or other fees in connection with the Merger.

          The Board of Directors believes that the value to the holders of the Common Stock will be maximized in the Merger because the LaSalle offer will produce the highest consideration to be distributed to those shareholders. Further, the LaSalle offer is a cash offer which will be paid at the time the common stock certificates are surrendered, whereas each of the three competing offers not only would have delayed a portion of the cash distribution to the holders of Common Stock over a 5-year period but there was also the uncertainty as to the total cash distribution available to the holders of Common Stock. Each of the three competing offers involved other alternatives for distributing cash to the holders of Common Stock.


          One alternative considered by the Board of Directors involved retaining and earning off the Company's existing credit insurance business, selling its credit insurance accounts in return for payments based upon the credit insurance premiums produced by those accounts over a 5-year period, and liquidating its remaining assets. This alternative would produce a greater risk than the LaSalle offer since the Company would remain liable for all mortality and morbidity risks (i.e., life and disability claims) associated with the Company's credit insurance policies. In addition, any payments to the holders of Common Stock would be conditioned upon the realization of the profits or losses associated with the existing credit insurance business, the receipt over a 5-year period of the fees generated from the sale of the credit insurance accounts and the liquidation of the remaining assets of the Company.

          A second alternative considered by the Board of Directors involved the sale of the Company's existing credit insurance business and its credit insurance accounts to a third party purchaser and the liquidation of the remaining assets of the Company. While the Company would no longer be responsible for the mortality and morbidity risks associated with the credit insurance policies under this alternative, the uncertainty of the amount of consideration to be received over the 5-year period from the fees produced from the sale of the credit insurance accounts made this alternative significantly less attractive than the LaSalle offer. There would also be more risk than associated with the LaSalle offer in that the remaining assets of the Company would have to be liquidated before final distribution could be made to the holders of Common Stock. In addition, because there would be greater Federal and state corporate income taxes incurred under both of these alternatives, there would be less consideration available to the holders of Common Stock as compared to the LaSalle offer.

          The Board of Directors also considered a third alternative in which the Company would continue in business and attempt to return its operations to profitability. However, the Board of Directors determined that it was not feasible to become profitable in the near future and the possibility existed that the Company would become insolvent and/or would be subject to regulatory supervision by various state insurance departments. In that event, any distribution of the Company's assets to its shareholders would be upon the liquidation of the Company by the insurance department regulators and would almost certainly result in the holders of Common Stock receiving less than the Merger Consideration offered by LaSalle. This was likewise an unacceptable approach when compared to LaSalle's offer.

          The Board of Directors also took into consideration the market price and book value of the Common Stock, both of which were lower than the Merger Consideration at the time LaSalle's offer was approved. The price of $3.92 per share offered by LaSalle represents a 21% premium above the trading value of the Common Stock on March 11, 1996, the date of the Company's announcement to seek a strategic partner or buyer for its businesses, and a 43% premium above the trading value on October 29, 1996, the day prior to the announcement of the Merger with LaSalle. Further, the $3.92 price per share represents a 16% premium above the book value of the Common Stock as of September 30, 1996.

          Further, the interests of the holders of the Preferred Stock were considered to be improved with respect to the relative financial condition of the Company immediately before and after the proposed Merger for the following reasons: (1) pursuant to the letter of intent between the Company and LaSalle and discussions with the Delaware Insurance Department, LaSalle has indicated it intends to increase the capital and surplus of the principal life insurance subsidiary of the Company from approximately $6.2 million at October 31, 1996 to approximately $11.7 million at the time the Merger is consummated in order to improve the subsidiary's financial condition and its A.M. Best rating; (2) it was intended that all of the Company's $1.7 million of debt would be repaid before or at the time of the Merger; (3) the sale of the universal life insurance business and the wholesale automobile auction, as required by the terms of the Merger Agreement, would, in the case of the universal life business, increase the regulatory surplus of the insurance subsidiaries and, in the case of the auto auction, directly increase the capital of the Company; and
(4) the Company would become a subsidiary of a larger insurance organization which would permit certain reductions of operating expenses and provide the availability of additional capital. Each of these four factors relate to increasing the capital of the Company, either directly or through its subsidiaries, which should benefit the holders of the Preferred Stock. In addition, all of the current rights and preferences of the holders of the Preferred Stock would remain the same as before the Merger, as there will be no class of stock ranking prior to or on a parity with the Preferred Stock.


          While the Board of Directors and Management have determined that it is in the best interests of the Company and its shareholders to accept the offer from LaSalle, certain officers may not have continued employment under the other offers received by the Company; therefore, those officers may have a conflict of interest in recommending the LaSalle offer. However, since the LaSalle offer produced the highest consideration for all holders of Common Stock, and because all holders of Common Stock, including directors and officers, will receive the same price for their shares, the Company does not believe this potential conflict has any effect on the holders of Common Stock.

See "Interests of Certain Persons in the Merger".

          Because of the financial advisory services provided by E&Y to the Company, E&Y advised the Company on November 26, 1996 that it could no longer remain as the Company's independent auditors for 1996 and recommended that the Company retain new auditors to re-audit the Company's 1995 financial statements in order to avoid any delays that might otherwise arise in the filing and review of this Proxy Statement or periodic reports to be filed thereafter. E&Y's decision that it could not perform the audit of the Company's 1996 financial statements was acknowledged on the same date by the Audit Committee of the Company's Board of Directors, and Arthur Andersen, LLP was retained to perform the re-audit of the Company's 1995 financial statements and to perform the audit of the 1996 financial statements. E&Y has agreed to reimburse the Company for the costs associated with the re-audit of the Company's 1995 financial statements. See "Independent Auditors".

          The sale of the auto auction business in November 1996 resulted in a $1.9 million after-tax gain, which, if included on a pro forma basis in the September 30, 1996 financial statements, would increase book value per share by $.73. The pending sale of the universal life insurance business will result in an after-tax loss of about $886,000. If this loss was included on a pro forma basis in the September 30, 1996 statements, book value per share would decrease by $.34. Giving effect to these two sale transactions as of September 30, 1996 would increase the Company's pro forma book value from $3.38 per share to $3.77 per share. The $3.92 price per share represents a 4% premium above the pro forma book value per share at September 30, 1996.

RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE MERGER.

The Board of Directors of the Company believes that the proposed Merger is in the best interests of and is fair to the Company's shareholders. Accordingly, on October 22, 1996 the Board of Directors unanimously approved the Merger Agreement.

               The principal factors considered by the Board of Directors in its evaluation of the Merger were:

               a. The desire of the Board of Directors to maximize the value to be received by the holders of the Common Stock.

               b. The desire of the Board of Directors to maintain or improve the interests of the holders of the Preferred Stock with respect to the relative financial condition of the Company immediately before and after the proposed Merger.

               c. The conclusion by the Board of Directors that the best alternative for maximizing value was to sell or merge the Company with a strategic buyer or partner rather than continuing independent operations. In light of the operating loss incurred by the Company in recent years, the Board of Directors determined that rebuilding the Company's revenues to return the Company to profitability would require a protracted period of time and could create significant risk for the shareholders.

          d. The determination by the Board of Directors that the alternative of selling the Company's credit insurance accounts, retaining its existing credit insurance business until all profits from that business had earned and liquidating the Company's other assets (1) would require approximately five years before the full amount of cash could be distributed, since the offers other than LaSalle's all involved at least a five-year pay-out for the value of the new credit insurance accounts, (2) would involve substantially more uncertainty regarding the amount to be ultimately distributed to the holders of Common Stock, primarily because of the potential for adverse claims experience for which the Company would be responsible until the existing credit insurance business had completely earned, and (3) would ultimately result in a distribution which would be lower than the Merger Consideration even if there was no adverse claims experience.

          e. The determination by the Board of Directors that while the second alternative of selling both the credit insurance accounts and the existing credit insurance business and liquidating the other assets would eliminate the adverse claims risk associated with retaining existing business, this alternative (1) would still require five years before the full amount of cash could be distributed, (2) would still involve some uncertainty with respect to the amount to be ultimately distributed to the holders of Common Stock, because the installment pay-out for the value of the credit insurance accounts under all of the competing offers would have been dependent upon the level of premiums produced by those accounts during the five-year period and (3) would ultimately result in a distribution which would be lower than the Merger Consideration.

          f. The conclusion by the Board of Directors that the LaSalle offer produced the highest value for the holders of Common Stock and is a cash offer which will be paid at the time the Common Stock certificates are surrendered. The three competing offers not only would have delayed a portion of the cash distribution to the holders of the Common Stock over a period of five years but also would have resulted in a lower ultimate distribution.

          g. The Merger Consideration was higher than both the market value and book value of the Common Stock.

          h. The receipt of advice from E&Y that the Merger Consideration to be received in the Merger by the holders of the Common Stock represented a better value for those shareholders than any other alternative that had been evaluated.

          i. LaSalle's "start-up company" status and its availability of funds necessary to complete the Merger transaction. The Board of Directors requested and received copies of the documents in which the investors of LaSalle committed to provide the funds necessary to complete the Merger.

          In view of the variety of factors considered in connection with the evaluation of the Merger, the Board of Directors did not find it practicable to and did not quantify or otherwise assign weights to the specific factors considered in reaching its determination. In making its determination, the Board of Directors also considered the risks and likelihood of achieving the results discussed above.

THE BOARD OF DIRECTORS HAS APPROVED THE TERMS OF THE MERGER AND RECOMMENDS THE APPROVAL OF THE PLAN OF MERGER BY THE HOLDERS OF THE COMMON STOCK AT THE SPECIAL MEETING. IF THE MERGER IS NOT CONSUMMATED FOR ANY REASON, THE BOARD OF DIRECTORS EXPECTS TO CONTINUE THE BUSINESS OF THE COMPANY AS DESCRIBED UNDER "BUSINESS OF CONSUMERS FINANCIAL CORPORATION" WHILE THE COMPANY CONTINUES TO ATTEMPT TO FIND A BUYER OR A STRATEGIC PARTNER.

                  BUSINESS OF CONSUMERS FINANCIAL CORPORATION

          The Company is an insurance holding company which, through its subsidiaries, is a leading provider of credit life and credit disability insurance in the Middle Atlantic region of the United States. The Company also owns and administers a small block of universal life insurance business, but no longer markets those products. The insurance subsidiaries are licensed in 33 states and the District of Columbia and currently conduct the majority of their business in the states of Pennsylvania, Delaware, Maryland, Nebraska, Ohio and Virginia. Credit insurance, which accounted for $24 million, or 88%, of the Company's total premium revenues in the first nine months of 1996, is marketed primarily through approximately 900 automobile dealers. In connection with its credit insurance operations, the Company also markets, as an agent, an automobile extended service warranty contract. Universal life insurance, which accounted for $2.9 million of premium and policy charge revenues, or 11%, of the Company's total premiums and policy charges through September 30, 1996, was marketed until 1992 through general agents, personal producing general agents and independent brokers. Additional information regarding the termination of marketing activities in the Individual Life Insurance Division and the sale of the majority of the Division's in-force business appears below under "Individual Life Insurance Division."

          The Company also conducted, through Interstate, wholesale and retail automobile auctions of used vehicles for automobile dealers, banks and leasing companies. On November 6, 1996, the Company sold the operating assets of Interstate to a third party purchaser for $4,850,000.

          The Company currently operates through its wholly-owned subsidiaries, principally Consumers Life Insurance Company (a Delaware life insurance company) and Consumers Car Care Corporation (a Pennsylvania business corporation). Consumers Life Insurance Company of North Carolina (a North Carolina life insurance company) and Investors Fidelity Life Assurance Corp. (an Ohio life insurance company) are subsidiaries of Consumers Life Insurance Company.

AUTOMOTIVE RESOURCE DIVISION

          The Company sells credit insurance in connection with consumer credit transactions, substantially all of which are automobile purchases. Credit life insurance provides funds in the event of the insured's death for payment of a specified loan or loans owed by the insured. Similarly, credit disability insurance provides for the periodic pay down of such loans during the term of the insured's disability. In most cases, the entire premium is paid at the time the insurance is issued. Premiums collected are remitted to the Company net of commissions. Credit life insurance generally is written on a decreasing term basis with the policy benefit initially being the full amount of the loan and thereafter decreasing in amounts corresponding to the repayment schedule. The primary beneficiary under credit insurance is the lender, with any proceeds in excess of the unpaid portion of the loan payable to a named second beneficiary or the insured's estate.

          Following the Merger, LaSalle intends to expand the Company's credit insurance business by increasing marketing efforts in key states. In addition, LaSalle plans to acquire blocks of credit insurance business and other credit insurance companies in order to build a larger, more competitive credit insurance operation.

INDIVIDUAL LIFE INSURANCE DIVISION

          As a result of continuing losses in its individual life insurance operations, the Board of Directors decided in early 1992 to discontinue marketing all universal life products and to sell all of the Company's whole life, term, annuity and universal life business. The Company subsequently sold its traditional whole life and term business in late 1992 and most of its universal life business at the end of 1994. Although the remaining block of assumed universal life business has been consistently profitable, the Company has reached a tentative agreement with World Insurance Company, the direct writer of that business, whereby World Insurance Company would purchase that business effective in January 1997.

BEST'S RATINGS

          Since 1995, Consumers Life Insurance Company ("Consumers Life") has received a C rating (Marginal) from A.M. Best Company, principally because of its substantial amount of financial reinsurance and its relatively small capital base. In 1994 Consumers Life had a C- rating (Marginal). In 1992 and 1993, Consumers Life had an NA-9 rating (Not Rated at Company Request), which is assigned to any company which is otherwise eligible for a letter rating, but has requested that the rating not be published. The NA-9 designation was requested by Consumers Life while it completed the restructuring of its individual life insurance operations. In 1991, Consumers Life was rated "B" (Good). Consumers Life Insurance Company of North Carolina is currently rated "NA-3" (Insufficient Operating Experience), while Investors Fidelity Life Assurance Corp. is classified as "NA-9." Best's letter ratings range from A++ (Superior) to D (Below Minimum Standards), with letters E and F assigned to companies under state supervision or in liquidation. Best's ratings are based on a comparative analysis of the statutory financial condition and operating performance of the companies, rated as determined by their publicly available reports. LaSalle plans to improve the financial strength of the Company's insurance subsidiaries through the infusion of additional capital and reduction of expenses.

INVESTMENTS

          The Company's general investment policy with respect to the assets of its insurance subsidiaries has been to invest in fixed maturity securities and, to a lesser extent, mortgages with intermediate terms (generally not more than seven years). Investments in mortgages have allowed the Company to obtain higher yields while maintaining maturities in the five to seven year range. Prior to the sale of most of the Company's universal life business, the Company's investment policy also included investing in certain mortgage-backed securities which provided competitive yields on assets supporting these interest sensitive products.

COMPETITION

          The Company competes with numerous other credit insurance companies, many of which are larger than the Company and have greater financial and marketing resources. The principal competitive factors in the automobile credit insurance industry are commission levels, the quality of training for dealers, the variety of related products, the availability of dealer incentive programs and the level of administrative support and efficiency of claims handling procedures.

REGULATION

          The Company's insurance operations are subject to regulation and supervision in the states in which it is licensed. The extent of such regulation varies from state to state, but, in general, each state has statutory restrictions and a supervisory agency which has broad discretionary administrative powers. Such regulation is designed primarily to protect policyholders and relates to the licensing of insurers and their agents, the approval of policy forms, the methods of computing financial statement reserves, the form and content of financial reports and the type and concentration of permitted investments. The Company's insurance subsidiaries are subject to periodic examination by the insurance departments in the states of their formation and are also subject to joint regulatory agency examination and market conduct examinations in the other states in which they are authorized to do business.

          The dividends which a life insurance company may distribute are subject to regulatory requirements based upon minimum statutory capital and surplus and/or statutory earnings. In addition to regulatory considerations, the overall financial strength of each operating entity is considered before dividends are paid. Additionally, the amount of dividends a life insurance company can pay is subject to certain tax considerations.

                        BUSINESS OF LASALLE GROUP, INC.

          LaSalle is a privately held Delaware corporation formed in 1995 by two insurance executives, Robert E. Hancox, Chairman and Chief Executive Officer, and Charles E. Miller, Jr., President and Chief Operating Officer. Prior to forming LaSalle, Mr. Hancox was the Managing Partner of the Wendover International and Capital Consulting Group, which specialized in assisting financial service companies in gaining a competitive advantage in the marketplace, for two and one-half years. He has also served as the Chief Executive Officer of ICMA Retirement Corporation, ICMA Investment Services,
Inc.,   R C Marketing Services, Inc. and the Public Administration Holding
Company for five years. These firms operated an insurance company, a pension plan administrator, a money manager and investment advisory firm with assets over $3 billion, a real estate development firm, and other affiliated financial services companies. Mr. Hancox also held executive positions with Penn Mutual Insurance Company, CIGNA Insurance Company of North America and State Farm Insurance Companies for over 22 years.

          Mr. Miller most recently was a consultant for Insurance Partners, L.P. which, along with the Zurich Insurance Group, recently acquired the Kemper Corporation. He was responsible for the valuations of life insurance companies. Mr. Miller previously served as Director, Executive Vice President and Chief Financial Officer of the Harcourt General Insurance Companies, a group of life, annuity, health and credit insurance companies with assets of $3.5 billion. Mr. Miller held several senior financial executive positions in 17 years of service with the Harcourt General Insurance Companies. In addition, he previously served as an executive with Founders Financial Corporation and Estate Life Insurance Company.

          LaSalle's business purpose is to purchase and operate insurance companies on behalf of private and institutional investors who seek long-term investment returns from the life insurance industry. LaSalle seeks to acquire small and medium size life insurance companies in the universal life/traditional life, credit, health, payroll deduction and annuity markets with well-defined market, geographic and product niches. It is LaSalle's intent to continue to maintain the marketing identity of each of its insurance company acquisitions while achieving synergies and economies of scale among these companies.

          At the present time, LaSalle has also executed definitive purchase agreements to purchase the Concord General Life Insurance Company, a payroll deduction insurer, and a 51% interest in three insurance holding companies (United Trust, Inc., United Income, Inc. and United Trust Group, Inc.) which, through a controlling interest in First Commonwealth Corporation, control four life insurance companies primarily writing universal life insurance. When LaSalle completes the Merger with the Company and the other two acquisitions, LaSalle's combined assets will be approximately $500 million and its combined premium and investment revenues will exceed $100 million. In addition, LaSalle's shareholders' equity, including minority interests, will exceed $80 million.

          LaSalle's strategic intent is to increase revenues and profitability in the Company's core credit insurance business. LaSalle plans to expand the Company's marketing in key states and increase the Company's credit insurance business through the acquisition of blocks of credit insurance business and other credit insurance companies.

          LaSalle's mailing address is 1822 Spruce Street, Philadelphia, Pennsylvania 19103 and its telephone number is (215) 772-1923.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

          The Merger Agreement provides that, immediately prior to consummation of the Merger, the holders of all outstanding stock options, all of which were issued in tandem with SAR's, shall agree to exercise their SAR's and waive their right to exercise the stock options. In consideration thereof, each holder of such options with SAR's shall receive from the Company, at the Effective Time of the Merger, cash in an amount equal to the excess, if any, of the Merger Consideration over $2.25 (the exercise price of the options), times the number of shares of Common Stock available for purchase with respect to the options with SAR's held.

          The following table sets forth the number of options with SAR's held as of December 13, 1996 and the amounts to be received by the Company's executive officers individually and all other officers and former officers as a group, with respect to the exercise of the SAR's, assuming the Merger Consideration is equal to $3.92 and the exercise price per share is equal to $2.25.

                                                                                            STOCK      AMOUNT
                                                                                           OPTIONS/     TO BE
        NAME                                OFFICE                                          SAR'S     RECEIVED
        =========================================================================================================

        William J. Walsh, Jr.         Executive Vice President and Chief
                                      Operating Officer                               25,000         $  41,750


        Ralph R. Byrnes               Senior Vice President-Automotive
                                      Resource Division                               25,000            41,750

        R. Fredric Zullinger          Senior Vice President, Chief
                                      Financial Officer and Treasurer                 25,000            41,750

        Other Officers and Former
        Officers as a Group
        (7 Individuals)                                                               74,000           123,580
                                                                                   -----------      -----------

        Total                                                                        149,000         $ 248,830
                                                                                   ===========      ===========



          On December 13, 1996, James C. Robertson, Chairman of the Board, President and Chief Executive Officer, exercised all of the 30,000 SAR's issued to him in tandem with stock options. As a result, Mr. Robertson received a cash payment of $41,250, which represented the difference between $3.625, the high bid price of the Common Stock on December 13, 1996, and $2.25, the exercise price of the options, multiplied by the 30,000 SAR's.

          Following the Merger, the executive officers and directors of CAC will become the executive officers and directors of the Company, as the surviving corporation. None of the Company's current directors are expected to remain as a director of the surviving corporation. It is anticipated, however, that certain executive officers of the Company and certain officers and other employees of the Company's insurance subsidiaries will remain with the Company or those subsidiaries in some capacity following the Merger. No current directors of the insurance subsidiaries will remain in any capacity following the Merger. None of the Directors of either the Company or its insurance subsidiaries will receive any severance payments in connection with the Merger.

          Those officers and other employees who are not retained by the insurance subsidiaries after the Merger will receive severance payments, based generally on years of service and compensation level, from the Company as the surviving corporation. James C. Robertson, the Company's current Chairman of the Board, President and Chief Executive Officer, will retire from the Company at the Effective Time of the Merger and will receive no severance payment.

          Ralph R. Byrnes, a senior vice president and top marketing executive of the insurance subsidiaries, will remain in that capacity under the terms of a three-year employment contract which became effective at the time the Merger Agreement was signed. Mr. Byrnes will receive an annual salary of $120,000 and will be entitled to receive a $20,000 bonus at the Effective Time of the Merger and additional bonuses based upon performance during the term of his contract. The contract contains certain non-competition provisions which apply during the term of Mr. Byrnes' employment with the insurance subsidiaries and for a period of one year thereafter.

          E&Y has received fees of approximately $350,000 for its services in connection with the Merger transaction, including tax consulting services and services related to negotiating, on behalf of the Company, the termination of the Joint Venture Agreement with Acceleration Life Insurance Company. E&Y also received fees of approximately $172,000 for its services in connection with the sale of the Company's auto auction business. These fees were not contingent upon consummation of the Merger or the sale of the auto auction business. In addition, there was no compensation paid to management or payments made to advisors, consultants, or attorneys contingent upon consummation of the Merger or the value to be received by the holders of Common Stock.

          Certain persons with interests in the Merger, as described herein, may have a conflict of interest in voting for or recommending the Merger and, thus, their interests in the Merger are not necessarily the same as those of unaffiliated shareholders.

          For a description of the provision of the Merger Agreement relating to indemnification for directors and officers, see "Agreement and Plan of Merger:
Indemnification."

                            FINANCING OF THE MERGER

          The total funds required for financing the Merger, including payments to the holders of the Common Stock and the payment of $500,000 to Acceleration Life Insurance Company in connection with the termination of a Joint Venture Agreement, will be approximately $12.4 million. The Merger Agreement contemplates that LaSalle and CAC will finance the Merger through cash on hand at, or otherwise available to, LaSalle. LaSalle is in the process of raising capital through a private placement, but has received commitments in excess of the cash required to complete the Merger. Additionally, LaSalle has indicated that at the time the Merger is consummated, it intends to increase the capital and surplus of the Company's principal insurance subsidiary from approximately $6.2 million at October 31, 1996 to approximately $11.7 million in order to improve the subsidiary's financial condition and its A.M. Best rating.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

          The receipt of cash by a holder of Common Stock pursuant to the Merger or pursuant to the exercise of Dissenters Rights will be a taxable transaction for such shareholder for Federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. The following summarizes the Federal income tax consequences, under currently applicable law, to a shareholder who is a citizen or resident of the United States or is otherwise subject to United States Federal income taxation on a net income basis other than (1) shareholders who acquired Common Stock pursuant to the exercise of stock options or otherwise as compensation and (2) shareholders who own Common Stock under special circumstances, such as shareholders who hedge their investment in Common Stock pursuant to options in that stock or otherwise. A shareholder will recognize gain or loss equal to the difference, if any, between the amount of cash to be received pursuant to the Merger or pursuant to the exercise of Dissenters Rights and the adjusted tax basis of the shares of Common Stock exchanged. To the extent that the shares of Common Stock exchanged are held as capital assets, any such gain or loss will be characterized as a capital gain or loss for Federal income tax purposes. If the shares were held for more than one year on the date of the Merger, any such capital gain or loss will be a long-term capital gain or loss. The Revenue Reconciliation Act of 1990 limits the maximum Federal tax rate on long-term capital gains to 28% for taxpayers who are individuals, estates or trusts. Taxpayers who are corporations may only deduct capital losses against capital gains. Other taxpayers may deduct up to $3,000 of capital losses per year against ordinary income, to the extent such taxpayer does not have sufficient capital gains to offset such capital loss. Any capital losses disallowed under these rules can be carried over to future tax years.

          Under the backup withholding rules contained in the Internal Revenue Code and its regulations, the Company may be required to withhold 20% of the gross amount of any payments to certain shareholders. In order to avoid such backup withholding, each shareholder (other than corporations and other persons exempt from such backup withholding) should provide the Company with a taxpayer identification number (i.e., social security number or employer identification number) in accordance with the instructions included in the letter of transmittal to be sent to the holders of Common Stock following the Merger.

          The foregoing does not purport to be a comprehensive explanation of the tax consequences of the receipt of cash pursuant to the Merger or pursuant to the exercise of Dissenters Rights. In view of the individual nature of tax consequences, shareholders are urged to consult their own tax advisors with respect to the specific tax consequences of the Merger to them, including the applicability and effect of federal, state, local and foreign tax laws.

                          AGREEMENT AND PLAN OF MERGER

          All references to and summaries of the Merger Agreement in this Proxy Statement are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached hereto as Appendix 1.

GENERAL INFORMATION

          The material provisions of the Merger Agreement provide that, subject to approval of the Plan of Merger by the holders of Common Stock and the satisfaction or waiver of certain other conditions, CAC will be merged with and into the Company, which will be the surviving corporation and a subsidiary of LaSalle. See "Agreement and Plan of Merger: Conditions, Representations and Covenants" for a description of the conditions to which the Merger is subject. At the Effective Time of the Merger, each share of Common Stock then issued and outstanding (other than shares held by those holders that have perfected their Dissenters Rights under Pennsylvania law) will, by virtue of the Merger and without any action on the part of the holders of such shares be converted into the right to receive the Merger Consideration. Holders of Common Stock who do not vote in favor of the Merger Agreement and who otherwise comply with the provisions of Subchapter 15D of the PBCL have the right to dissent from the Merger and be paid the fair value of their shares of Common Stock. See "Rights of Dissenting Shareholders." After the Merger, holders of Common Stock will possess no interest in or rights as shareholders of the Company; their only right in respect of their shares of Common Stock will be to receive payment as described above.

MERGER CONSIDERATION

          Pursuant to the terms of the Merger Agreement, the Merger Consideration to be received for each share of Common Stock issued and outstanding at the Effective Time shall be equal to:

          (1)  $3.92, plus or minus

          (2) The per share effect of the difference between (a) the net statutory surplus of Consumers Life at the end of the month next preceding the Effective Time and (b) $6,710,623. (The Merger Agreement provides that net statutory surplus shall be equal to the total statutory capital and surplus of Consumers Life, as reported to state regulatory authorities, plus the asset valuation reserve and interest maintenance reserve of Consumers Life and each of its subsidiaries.); plus or minus

          (3) The per share effect of the difference between (a) the net sales proceeds (after Federal and state income taxes) received from the sale of the operating assets of Interstate, and (b) $4,900,000 less applicable Federal and state income taxes; plus or minus

          (4) The per share effect of the difference between (a) the non-operating net assets (defined as the non-operating assets less current liabilities, except the existing bank indebtedness) of Interstate at October 31, 1996 and (b) $899,440; plus or minus

          (5) The per share effect of the difference between (a) the purchase commission (after applicable Federal income taxes) received by Consumers Life from the sale of its universal life business, if such sale occurs before the Effective Time of the Merger, and (b) $1,269,000.

          Although the final computation of the Merger Consideration cannot be completed until the end of the month next preceding the Effective Time of the Merger, the Company currently has no reason to believe that the adjustments required by Items 2 through 5 above will significantly increase or decrease the $3.92 per share to be received by the holders of the Common Stock in the Merger based upon the following information now available to the Company: (i) the adjustment required by Item (2) above, assuming the Merger had been consummated based on the September 30, 1996 net statutory surplus, would increase the Merger Consideration by $.05 per share; (ii) the adjustment required by Item (3) above will decrease the Merger Consideration by $.01 per share; (iii) the adjustment required by Item (4) above will increase the Merger Consideration by $.05 per share; and (iv) the adjustment required by Item (5) above, based on the tentative agreement with World Insurance Company, would decrease the Merger Consideration by $.03 per share. Based upon the above calculations and subject to the estimates made with respect to Items (2) and (5), the Merger Consideration would be $3.98 per share.

PAYMENT FOR SHARES

          The Merger Agreement provides that at the Effective Time, CAC shall make available to the Company, for the purpose of exchanging the certificates formerly representing shares of Common Stock for the consideration to be paid for such shares in the Merger, immediately available funds in an amount sufficient to pay the Merger Consideration, with respect to each outstanding share of Common Stock.

          Promptly after the Effective Time, the Company will send a letter of transmittal to each holder of a certificate or certificates evidencing Common Stock of record as of the Effective Time, advising such holder of the effectiveness of the Merger and the procedure for sending the Company such certificates in exchange for the cash to be received therefor as a result of the Merger.

          Upon surrender to the Company of such certificates, together with a properly completed letter of transmittal and other documents as may be reasonably requested, such holders will be entitled to receive a check representing the Merger Consideration multiplied by the number of shares of Common Stock represented by such surrendered certificates. Until so surrendered, after the Effective Time each such certificate shall be deemed to represent for all purposes only the right to receive such cash, and no other right with regard to the Company or the surviving corporation. After the Effective Time, there shall be no further registration or transfers of shares of Common Stock, except as it relates to the Preferred Stock. See "Description of Capital Stock."

          If payment for shares of Common Stock surrendered is to be paid to a person other than the registered holder of such shares, the certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the person requesting such payment must pay to the Company any transfer or other taxes required as a result of the payment to a person other than the registered holder or establish to the Company's satisfaction that such tax has been paid or is not payable.

          SHAREHOLDERS SHOULD NOT SURRENDER THEIR COMMON STOCK CERTIFICATES BEFORE RECEIVING TRANSMITTAL MATERIALS FROM THE COMPANY AND, ACCORDINGLY, SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

CONDITIONS, REPRESENTATIONS AND COVENANTS

          The respective obligations of the Company, LaSalle and CAC to consummate the Merger are subject to certain conditions including the following:
(1) the truth in all material respects at the Effective Time of the representations and warranties made by the Company (in the case of LaSalle and CAC) and by LaSalle and CAC (in the case of the Company) in the Merger Agreement and in any certificate or other writing delivered pursuant to the Merger Agreement; (2) the performance by the Company (in the case of LaSalle and CAC) and by LaSalle and CAC (in the case of the Company) in all material respects of all of the obligations required by the Merger Agreement to be performed by them, respectively; (3) the absence of any writ, order, decree or injunction of a court of competent jurisdiction which prohibits or restricts the consummation of the Merger; (4) the approval of the Plan of Merger by the holders of the Common Stock, with holders of not more than 15% of the outstanding shares of Common Stock having demanded Dissenters Rights; (5) the receipt of all consents, approvals or waivers , including the approvals from the Insurance Departments of Arizona, Delaware, North Carolina and Ohio; (6) the sale of the operating assets of Interstate, which condition has previously been satisfied; (7) the sale of the in-force block of universal life business; (8) the execution and delivery of an employment contract with the Company's senior marketing executive; (9) the termination of the waiting period required under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976; and (10) the receipt by each party of certificates of officers of the other party to evidence compliance with the conditions to the Merger. See Article IV of the Merger Agreement attached as Appendix 1 to this Proxy Statement. The Company, LaSalle and CAC may each waive compliance with certain obligations, covenants, agreements or conditions of the Merger Agreement.

          The Company has agreed that, so long as the Merger Agreement is in effect, the Company and the officers, employees or other representatives or agents of the Company will not take any action to solicit, initiate or encourage any discussions or negotiations with any person with respect to any sale of assets (other than in the ordinary course of business) or all of the shares of the Company's capital stock or a merger, consolidation, recapitalization, liquidation or similar transaction (collectively, an "Acquisition"), other than the transactions contemplated by the Merger Agreement. The Company is obligated to notify LaSalle promptly after receipt of any inquiry or proposal it receives in regard to a proposed Acquisition.

          The Company has also agreed to conduct its business in the ordinary course and, subject to certain exceptions, not to engage in certain types of transactions without the consent of LaSalle. These transactions include, among other things, amending its Articles of Incorporation or Bylaws; issuing or committing to issue any shares of capital stock; splitting, combining or reclassifying any shares of its Common Stock; declaring, setting aside or paying any dividends or other distributions with respect to, or redeeming, repurchasing or otherwise acquiring, shares of its capital stock; incurring any material debt or liabilities; encumbering its properties and assets; making any loans, advances or capital contributions to, or investments in, any other person; increasing the compensation of any of its employees; or paying or agreeing to pay any employee benefit not required by existing plans or agreements or commit itself to any additional employee benefit plans or to any employment agreements, or amending any existing plans or agreements.

          The Company, LaSalle and CAC have each agreed to use commercially reasonable efforts to obtain consents of all third parties and governmental authorities necessary to the consummation of the Merger and the transactions contemplated thereby.

EFFECTIVE TIME

          The Effective Time of the Merger will occur at such time as the Articles of Merger are duly filed with the Secretary of State of the Commonwealth of Pennsylvania, all in accordance with the PBCL.

STOCK OPTIONS; WARRANTS; EMPLOYEE BENEFIT PLANS

          Each holder of outstanding stock options with SAR's will receive at the Effective Time of the Merger a cash payment from the Company in an amount equal to the excess, if any, of the Merger Consideration over $2.25 (the exercise price of the options), times the number of shares subject to such SAR's. See "Interests of Certain Persons in the Merger."

          The Company's existing employee benefit plans, which are applicable to all employees, subject to certain vesting provisions, consist of a defined benefit pension plan, a profit sharing plan or 401(k) plan, and an employee group medical, dental, disability and life insurance plan.

          The Merger Agreement does not obligate LaSalle and CAC to continue the stock option plan or any of the other employee benefit plans.

TERMINATION, AMENDMENT, FEES AND EXPENSES

          The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after its adoption by the holders of the Common Stock, (1) by mutual action of the Boards of Directors of the Company and LaSalle; or (2) by either the Company, LaSalle or CAC if the Merger has not been consummated by January 31, 1997, unless consummation of the Merger has not occurred due to a regulatory approval delay beyond the control of the parties [if the Special Meeting occurs after January 31, 1997, the parties have agreed that they will extend this date to five (5) business days after the date of the Special Meeting]; or (3) by either the Company, LaSalle or CAC, in their sole discretion, if the Merger has not been consummated by March 31, 1997, provided that such termination may not be effected by a party whose failure to fulfill any of its obligations under the Merger Agreement was the reason for such non-consummation.

          In the event of the termination of the Merger Agreement in accordance with its terms for any reason, the Merger Agreement shall become void and have no effect and no liability will exist on the part of any party thereto, except as described in the following paragraph.

          The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses. The Merger Agreement provides that certain of the Company's fees and expenses in connection with the Merger will not exceed $100,000 in the aggregate after October 1, 1996. See "Fees and Expenses." The Merger Agreement further provides that if, prior to consummation of the Merger, the Merger Agreement is terminated because (1) the Company proceeds with another transaction which it believes is more favorable to its shareholders, or (2) the Plan of Merger is not approved by the holders of the Common Stock, the Company shall pay LaSalle a $300,000 break-up fee.

          Any provision of the Merger Agreement may be amended or waived by written agreement of the parties thereto at any time prior to the Effective Time, whether before or after the Special Meeting, except that after the Special Meeting, the Company will not, without the further approval of the shareholders, consent to any amendment or grant any waiver which reduces the Merger Consideration to be received in exchange for any of the shares of Common Stock, except as provided in the Merger Agreement, or otherwise materially adversely affects the holders of the Preferred Stock. See "Description of Capital Stock".

INSURANCE DEPARTMENT APPROVALS

          The Company is subject to regulation under the Insurance Holding Company laws of the States of Arizona, Delaware, North Carolina and Ohio. These laws vary from state to state but generally require insurance holding companies and insurers that are subsidiaries of holding companies to register and file certain reports, including information concerning their capital structures, ownership, financial condition, and general business operations, and require prior regulatory agency approval of changes in control of an insurer. The purchase of more than 10% of the outstanding shares of the Company's Common Stock by one or more affiliated parties requires the prior approval of the Arizona, Delaware, North Carolina and Ohio Insurance Departments and the filing of a Statement regarding the acquisition of control of a domestic insurer ("Form A") with the respective State Departments of Insurance which have broad discretionary administrative authority. LaSalle has filed Form A Statements with the Arizona, Delaware, North Carolina and Ohio Insurance Departments, and, while there can be no assurance that LaSalle's Form A will be approved by any or all such State Departments of Insurance, the Company and LaSalle are not currently aware of any reason why such approvals will not be granted.

ANTITRUST MATTERS

          The Company and LaSalle intend to make appropriate filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Prior to the Effective Time, the Antitrust Division of the Department of Justice or the Federal Trade Commission, or a state antitrust agency, could investigate the Merger and seek to enjoin or rescind the Merger or see divestiture or seek damages with respect thereto. The Company and LaSalle believe that consummation of the Merger will not violate the antitrust laws.

INDEMNIFICATION

          Under Pennsylvania law, the Company is obligated to indemnify and hold harmless the directors and officers of the Company against losses, claims, damages, liabilities, costs, expenses, judgments and amounts paid in settlement (including reasonable attorneys' fees) arising out of or pertaining to any action or omission occurring prior to the Effective Time (including those that arise out of or relate to the Merger) while such person was a director or officer of the Company to the full extent permitted by Pennsylvania law and the Articles of Incorporation and Bylaws of the Company as currently in effect.

ACCOUNTING TREATMENT

          It is intended that the Merger will be accounted for by LaSalle as a purchase under generally accepted accounting principles.

                         DESCRIPTION OF CAPITAL STOCK

          The authorized capital stock of the Company consists of the following:

COMMON STOCK

          As of November 29, 1996, there were 10,000,000 authorized shares of Common Stock with a stated value of $.01, of which 3,025,188 are issued and outstanding. The holders of the Common Stock vote as a single class and are entitled to one vote per share on all matters to be voted on by shareholders and have the right of cumulative voting in connection with election of directors. The holders of Common Stock are entitled to receive pro rata dividends, when and as declared by the Board of Directors in its discretion, out of funds legally available therefor, but only if all dividends on the Preferred Stock having preferential dividend rights have been paid or provided for according to its terms.

8 1/2% CONVERTIBLE PREFERRED STOCK, SERIES A

          As of November 29, 1996, there were 632,500 authorized shares of Preferred Stock, with a liquidation preference of $10.00, of which 536,500 shares are issued and outstanding. The Preferred Stock is convertible at any time, unless previously redeemed, into shares of Common Stock at the rate of
1.482 share of Common Stock for each share of Preferred Stock (equivalent to a conversion price of $6.75.) The Preferred Stock is currently redeemable at the option of the Company at $10.094 per share, declining to $10.00 per share on or after July, 1997, and, commencing July 1, 1998, a sinking fund will be established requiring mandatory annual payments sufficient to redeem 10% of the number of shares of Preferred Stock initially issued, calculated to redeem all of the Preferred Stock by July 1, 2007.

          Annual dividends at the rate of $.85 per share are cumulative from the date of original issue and are payable quarterly on the first day of January, April, July and October. If at any time the Company is in arrears as to preferred dividends or sinking fund appropriations for the Preferred Stock, dividends to holders of the Common Stock as well as redemptions or acquisitions by the Company of shares of the Common Stock will be restricted. If the Company is in default in an aggregate amount equal to four quarterly preferred dividends, the holders of Preferred Stock will be entitled to elect two additional board members to the then existing Board of Directors while such arrearage exists. As of November 29, 1996, there were no arrearages with respect to the payment of the Preferred Stock dividends.

          Except in certain limited circumstances, the holders of Preferred Stock have no voting rights; however, they can vote as a single class when the Company attempts to (1) sell, transfer or dispose of all or substantially all of the property, business or assets of the Company or participate in a statutory share exchange whereby the Preferred Stock or the Common Stock is converted into other securities or property or in a consolidation or merger of the Company with any corporation; provided, however, that this restriction shall not prevent any such statutory share exchange, consolidation or merger or require such separate class vote if none of the preferences or other rights of the holders of the Preferred Stock shall be adversely affected thereby and if the Corporation resulting from or surviving any such statutory share exchange, consolidation or merger shall not have authorized or outstanding, after such statutory share exchange, consolidation or merger, any preferred stock or other class of shares ranking prior to or on parity with the Preferred Stock with respect to payment of dividends or distribution of assets on liquidation; or (2) amend the Articles of Incorporation or By-Laws of the Company so as to affect adversely any of the preferences or other rights of the holders of the Preferred Stock; or (3) authorize any additional series of preferred stock or any class of stock ranking prior to the Preferred Stock with respect to either the payment of dividends or the distribution of assets on any liquidation or any securities convertible into preferred stock or any such shares ranking prior thereto.

          Since none of the preferences or other rights of the holders of the Preferred Stock are to be adversely affected by the Merger and no other preferred stock or other class of shares of the Company will rank ahead of or be on a parity with the Preferred Stock with respect to payment of dividends or distribution of assets on liquidation as a result of the Merger, no vote, written consent or affirmation of the Merger is required from the holders of the Preferred Stock.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

          The Common Stock is traded in the NASDAQ National Market System under the symbol "CFIN". On March 8, 1996, the trading day prior to the public announcement that the Board of Directors had engaged E&Y to assist the Company in exploring its options for maximizing shareholder value, the reported high and low sales price of the Common Stock was $3.25. On October 29, 1996, the trading day prior to the public announcement of the execution of the Merger Agreement, which provided for a cash payment of $3.92 per share, subject to certain adjustments, the reported high and low sales price was $2.75.

          The Company has not paid cash dividends on its Common Stock since 1994. Dividends on both the Common Stock and Preferred Stock are declared by the Board of Directors. Cash dividends on the Common Stock had been paid for 14 consecutive years through 1994. The 1994 cash dividend was $.05 per share. The Preferred Stock dividends are paid quarterly on the first day of January, April, July and October. The annual cash dividend on the Preferred Stock is $.85 per share. If the Merger is not consummated for any reason and the Merger Agreement is terminated, the Company expects that its current policy with respect to dividends will continue.

          The following table sets forth for the past three years the range of high and low sale prices of the Common Stock in the NASDAQ National Market Systems as reported by NASDAQ.



      YEAR               QUARTER                         HIGH        LOW
     -------------------------------------------------------------------
     1994              1st Quarter                        3 1/2     2
                       2nd Quarter                        2 5/8     2
                       3rd Quarter                        3         2
                       4th Quarter                        3 1/4     2

     1995              1st Quarter                        3         2
                       2nd Quarter                        3 3/4     2 1/2
                       3rd Quarter                        4         3
                       4th Quarter                        4 1/4     3 1/4

     1996              1st Quarter                        4         3
                       2nd Quarter                        3 1/2     3
                       3rd Quarter                        3 3/8     2 1/2
                       4th Quarter  (Thru December 13)    3 15/16   2 3/4


                            SELECTED FINANCIAL DATA

          The following table summarizes certain information contained in or derived from the Consolidated Financial Statements and the Notes thereto contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, and the Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.


                                             (Not covered by Independent Auditor's Report)

                                  Nine months ended
(dollar amounts in                  September 30,                                     Year ended December 31,
 thousands, except per         -----------------------------------------------------------------------------------------------------
 share amounts)                    1996         1995             1995             1994          1993         1992          1991
----------------------             ----         ----             ----             ----          ----         ----          ---
                                             (Restated)       (Restated)       (Restated)    (Restated)   (Restated)    (Restated)
Total revenues (before
 reinsurance ceded)               $30,155   $   34,000         $   43,282    $   47,618    $   47,539    $   48,225   $   51,317

Premiums written and
 policy charges
 (before reinsurance ceded)        27,273       30,603             38,909        41,095        39,510        39,700       42,090

Net investment income               1,917        2,194              2,758         4,964         5,642         7,477        8,485

Net return on average investments     5.3%         6.3%               6.0%          6.7%          7.2%          7.4%         7.9%

--------------------------------------------------------------------------------------------------------------------------------

Loss from continuing operations    (1,241)      (1,164)            (2,056)       (1,489)         (957)         (123)      (4,171)

Discontinued operations               349          465                455           277           142           646          845

Income (loss) before
 cumulative effect of change
 in accounting principles            (892)        (699)            (1,601)       (1,212)         (815)          523       (3,326)

Cumulative effect of change
 in accounting principles                                                           299          (710)

Net income (loss)                    (892)        (699)            (1,601)         (913)       (1,525)          523       (3,326)

Income (loss) per common and
 common equivalent share:

Loss from continuing operations     (0.60)       (0.57)             (0.95)        (0.71)        (0.51)        (0.16)       (1.43)

Discontinued operations              0.13         0.18               0.17          0.09          0.05          0.18         0.17

Income (loss) before cumulative
 effect of change In accounting
 principles                         (0.47)       (0.39)             (0.78)        (0.62)        (0.46)         0.02        (1.26)

Cumulative effect of change in
 accounting principles                                                             0.11         (0.26)

Net income (loss)                   (0.47)       (0.39)             (0.78)        (0.51)        (0.72)         0.02        (1.26)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                           December 31,
                                               September          --------------------------------------------------------------
                                                 1996              1995          1994          1993          1992        1991
                                               ---------          -------       -------       -------       -------      -------
Total assets                                   117,686            123,322       125,276       144,393       174,003      164,087

Total debt                                       1,857              2,537         3,389         4,683         5,987        7,220

Shareholders' equity and redeemable
 preferred stock                                13,505             15,671        15,226        19,502        21,295       21,442

Shareholders' equity per common share             3.38               4.20          3.96          5.41          5.91         5.88

Return on average total equity, including
  redeemable preferred stock                     (11.6%)             (9.9%)        (5.1%)        (7.4%)         2.8%       (13.4%)

Cash dividends declared per common share          NONE               NONE          0.05          0.05          0.05         0.14

Life insurance in force (before reinsurance
 ceded)                                      2,003,291          2,132,073     2,265,919     2,489,330     2,917,021    3,658,779
--------------------------------------------------------------------------------------------------------------------------------

NOTE: The financial data for the years ended December 31, 1991 through 1995 and for the nine months ended September 30, 1995 has been restated to reflect the operating results of the Company's auto auction business as discontinued operations. This business was sold on November 6, 1996.

          SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

          The following table presents information as to the beneficial ownership of the Common Stock as of December 13, 1996 for any person known to the Company to hold 5% or more of the Common Stock.


                                                                                              Amount and
                                                                                              Nature of
Title of                Name and Address of                                                   Beneficial                Percent
Class                    Beneficial Owner                                                     Ownership                 of Class
====================================================================================================================================


Common          Consumers Financial Corporation and Subsidiaries Employee Stock
                Ownership Plan (ESOP), (1) 1200 Camp Hill By-Pass, Camp Hill, PA 17011          261,338                   8.6 %

Common          Consumers Life Insurance Company of North Carolina, Consumers Reinsurance
                Company and Interstate Auto Auction, Inc., affiliates of Consumers
                Financial Corporation, 1200  Camp Hill By-Pass, Camp Hill, PA 17011             409,964                  13.6 %


--------------
(1) The Company's Employee Stock Ownership Plan is an employee benefit plan which is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Participating employees of the Company have the power to vote the shares allocated to them under the Plan. The Trustees of the Plan have discretionary investment powers including the power to dispose of the shares.


          The following table sets forth as of December 13, 1996, the number of shares of the Common Stock and the Preferred Stock beneficially owned by (a) each director; (b) each executive officer who is not a director; and (c) all directors and executive officers as a group.


                                                    Amount and
                                                    Nature of       Percent
     TITLE OF                   Name of             Beneficial       of
     CLASS                  Beneficial Owner       Ownership (1)     Class
     =======================================================================

                               (a)
     Common             Groninger, John E.            57,521 (2)      1.9
     Preferred                                        22,410 (3)      4.2

     Common             Guida, Leon A.                 3,000           *

     Common             Kremer, Edward J.              1,607           *

     Common             Little, Jr., Robert G.         9,143 (4)       *
     Preferred                                           218 (4)       *

     Common             Martz, Sterling P.             4,000 (4)       *
     Preferred                                         1,400 (4)       *

     Common             Robertson, James C.           99,775          3.3
     Preferred                                         5,235 (5)       *
                               (b)
     Common             Byrnes, Ralph R.              73,030 (6)(9)   2.4

     Common             Walsh, Jr., William J.        62,811 (7)(9)   2.1

     Common             Zullinger, R. Fredric         54,521 (8)(9)   1.8

                               (c)
     Common             Directors and Executive      365,408 (9)     11.8
     Preferred          Officers as a Group           28,263          5.5
                        (9 individuals)
                                                          * Denotes less than 1%

------------------

(1) Except where otherwise indicated, the beneficial owner of the shares exercises sole voting and investment power.

(2)       Includes 42,542 shares owned by Mr. Groninger's wife.

(3)       Includes 1,000 shares owned by Mr. Groninger's wife.

(4) Shared investment and voting power with their spouses for the shares indicated.

(5)       Includes 700 shares owned by Mr. Robertson's wife.

(6) Includes 31,717 shares for which Mr. Byrnes has voting power as to shares held for him in the Employee Stock Ownership Plan.

(7) Includes 21,282 shares for which Mr. Walsh has voting power as to shares held for him in the Employee Stock Ownership Plan.

(8) Includes 14,833 shares for which Mr. Zullinger has voting power as to shares held for him in the Employee Stock Ownership Plan.

(9) Includes shares that are acquirable through the exercise of stock options and SAR's. In accordance with the terms of the Merger Agreement, the holders of all outstanding stock options and SAR's shall agree to exercise their SAR's in lieu of the exercise of the stock options. See "Interests of Certain Persons in the Merger."


                               FEES AND EXPENSES

          All expenses in connection with solicitation of proxies will be borne by the Company. The Company will pay brokers, nominees, fiduciaries or other custodians their reasonable expenses for sending proxy materials to, and obtaining instructions from, persons for whom they hold stock of the Company. The Company expects to solicit proxies primarily by mail, but directors, officers and other employees of the Company may also solicit in person, by telephone, by telegraph or otherwise. With certain limited exceptions, all of the fees and expenses (including investment banking, legal and accounting fees and other expenses) of the Merger will be paid by the party incurring such fees and expenses, whether or not the Merger is consummated. See "Agreement and Plan of Merger: Termination, Amendment, Fees and Expenses."

                       RIGHTS OF DISSENTING SHAREHOLDERS

          Pursuant to Subchapter 15D of the PBCL, holders of record of shares of the Common Stock are entitled to assert Dissenters Rights in connection with the Merger and obtain payment of the "fair value" of their shares, provided that such shareholders comply with the requirements of the PBCL. The following is a summary of the procedures to be followed by holders of the Common Stock electing to exercise their Dissenters Rights and is qualified in its entirety by reference to the PBCL, the full text of which is set forth in Appendix 2 to this Proxy Statement. The PBCL should be reviewed carefully by such shareholders who wish to assert their Dissenters Rights or who wish to preserve the right to do so, since failure to comply with those procedures will result in the loss of such Dissenters Rights.

          Holders of Common Stock who elect to exercise Dissenters Rights must satisfy each of the following conditions: (1) before the taking of the vote with respect to the Merger, such holders must file with the Company written notice of their intention to demand payment of the fair value of their shares (this written notice must be in addition to and separate from any proxy or vote against the Merger; neither voting against nor a failure to vote for the Merger will constitute such a notice); (2) such holders must effect no change in the beneficial ownership of their shares from the date of such filing continuously through the Effective Date of the proposed action; and (3) such holders must not vote in favor of the Merger (a failure to vote will satisfy this requirement, but a vote in favor of the Merger, by proxy or in person, will constitute a waiver of such holder's Dissenters Rights and will nullify any previously filed written notice of intent to demand payment). Holders of Common Stock who fail to comply with any of these conditions will have no Dissenters Rights with respect to their shares.

          All written notices should be addressed to: Consumers Financial Corporation, 1200 Camp Hill By-Pass, [P. O. Box 26 (17001-0026)], Camp Hill, Pennsylvania 17011-3744, Attention: Secretary and should be executed by, or with the consent of, the holder of record. The notice must identify the shareholder and indicate the intention of such shareholder to demand payment for fair value for his or her shares of Common Stock. In the notice the shareholder's name should be stated as it appears on his or her stock certificates. A beneficial owner of shares of Common Stock who is not the holder of record may assert Dissenters Rights as to shares held on such person's behalf, provided that such beneficial owner submits a written consent of the holder of record to the Company at or before the time such rights are asserted.

          A holder of Common Stock may not assert Dissenters Rights as to less than all of the shares registered in such name except in the situation in which certain shares are beneficially owned by another person but registered in such shareholder's name. If a holder of Common Stock wishes to dissent with respect to shares beneficially owned by another person, such shareholder must dissent with respect to all of such shares and disclose the name and address of the beneficial owner on whose behalf the holder is dissenting.

          After a vote approving the Merger, and assuming the Merger is to be consummated, the Company must give written notice that the Merger has been approved to each shareholder who filed a written notice of intent to demand payment for such shareholder's shares of Common Stock and who did not vote in favor of the Merger. The Company's notice shall specify the address to which a demand for payment and stock certificates must be sent by the dissenting shareholder in order to obtain payment and shall include a form for demanding payment to be completed by the shareholder. In order to receive the fair value of his or her shares, a dissenting shareholder must, within 30 days after the mailing date of the Company's notice, send his or her stock certificates, together with certain information pertaining to such stock on the form supplied by the Company. After a valid demand for payment and the related certificates are received, the Company must remit to each dissenting shareholder who has complied with the requirements the amount the Company estimates to be the fair value of that shareholder's shares of Common Stock, together with a statement of the method used to determine such estimate and the closing balance sheet and statement of income of the Company for the period ending December 31, 1995, and the latest updated interim financial statement of the Company. Based upon the auction process utilized, the Company believes that the Merger Consideration is equal to the fair value of the shares of Common Stock.

          If a dissenting shareholder believes that the amount remitted by the Company is less than the fair value of his or her shares of Common Stock, plus interest, the holder of Common Stock may give written notice to the Company of his or her own estimate of the fair value of their shares within 30 days after the mailing date of the remittance and demand payment of the difference. If the shareholder fails to give written notice of his or her estimate and demand payment of the difference within the 30-day time period, such shareholder will be entitled only to the amount remitted by the Company.

          If the Company and the dissenting shareholder are unable to settle the shareholder's demand within 60 days, the Company shall file in court a petition requesting that the court determine the fair value of the shares of Common Stock, plus interest. All holders of Common Stock whose demands are not settled within the applicable 60-day settlement periods shall be made parties to this proceeding. The court, after determining that the shareholder has complied with all statutory requirements, may use any valuation method or combination of methods it deems appropriate, whether or not used by the Company or the dissenting shareholder, or may appoint appraisers to determine the fair value of the shares of Common Stock. The court's determination is binding on all holders of Common Stock and the court must enter judgment for any amount by which the court determines fair value exceeds the amount remitted to the shareholders by the Company.

          The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be assessed against the Company, unless the court, in its discretion, determines that the dissenting shareholder's action in demanding supplemental payment is dilatory, obdurate, arbitrary, vexatious or in bad faith, in which event the court may assess all or a part of such costs against the shareholder. Fees and expenses of counsel for the dissenting shareholder may be awarded by the court out of the amount, if any, awarded to such shareholder.

          The Board of Directors recommends to any holder of Common Stock having questions with respect to his or her rights under the PBCL to consult with his or her legal counsel.

         ANNUAL REPORT ON FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q

          A copy of the Company's 1995 Annual Report on Form 10-K/A and a copy of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 (each without exhibits unless such exhibits are specifically incorporated therein by reference) are being mailed along with this Proxy Statement to each shareholder of record. Shareholders not receiving a copy of such Annual Report or Quarterly Report may obtain one without charge by writing or calling the Secretary, Consumers Financial Corporation, 1200 Camp Hill By-Pass, [P.O. Box 26 (17001-0026)], Camp Hill, PA 17011-3744, telephone (717) 761-
4230.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The Company's Annual Report on Form 10-K/A for the year ended December 31, 1995, Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 and Current Reports on Form 8-K dated October 30, 1996 and November 26, 1996, respectively, have been filed with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934 (the "Exchange Act") and are incorporated herein by reference. The Company's SEC file number is 0-2616.

          The information relating to the Company contained in this Proxy Statement does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference herein. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently field document that also is incorporated by reference herein)
modifies or supersedes such statement.   Any statement so modified or superseded
shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Proxy Statement is qualified in its entirety by the information and consolidated financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

          No person is authorized to give any information or to make any representations with respect to the matters described in this Proxy Statement other than those contained herein or in the documents incorporated by reference herein. Any information or representations with respect to such matters not contained herein or therein must not be relied upon as having been authorized by the Company. The delivery of this Proxy Statement shall not under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information in this Proxy Statement or in the documents incorporated by reference herein is correct as of any time subsequent to the date hereof or thereof.

          The Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits to such documents, unless such exhibits are specifically incorporated therein by reference) are available, without charge, to any person, including any beneficial owner of stock of the Company to whom this Proxy Statement is delivered, on written or oral request to the Secretary of the Company, 1200 Camp Hill By-Pass [P. O. Box 26 (17001-0026)], Camp Hill, Pennsylvania, 17011-3744, telephone number (717) 761-4230.

                             AVAILABLE INFORMATION

          The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain regional offices of the Commission located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such information can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

                                 LEGAL OPINIONS

          Certain matters relating to the Merger involving the holders of Common Stock will be passed upon at the Effective Time, as a condition to the Merger, by Duane, Morris & Heckscher, counsel to the Company, and by Morgan, Lewis & Bockius, LLP, counsel to LaSalle and CAC.

                              INDEPENDENT AUDITORS

          The consolidated financial statements and schedules of the Company and its subsidiaries included in the Company's Annual Report on form 10-K/A as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 are incorporated by reference in this Proxy Statement. Such financial statements are incorporated by reference herein in reliance upon the report of Arthur Anderson LLP ("AA") with respect to the financial statements for 1995 and the report of E&Y with respect to the financial statements for 1994 and 1993, and upon the authority of said firms as experts in accounting and auditing. Representatives of both AA and E&Y are expected to be present at the Special Meeting and will have an opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate shareholder questions.

          On November 26, 1996, E&Y advised the Company that it could no longer continue as the Company's independent auditors, and that it could not perform the audit of the Company's 1996 financial statements. E&Y made this determination because it had provided certain financial advisory services to the Company in connection with the Company's efforts to sell or merge its business operations. These services, in E&Y's judgment, impaired the firm's independence as it relates to the Company's 1996 financial statements. E&Y further advised the Company that its independence with respect to the Company's 1995 financial statements was not impaired; however E&Y recommended that the Company retain new auditors to re-audit the 1995 financial statements at E&Y's expense in order to avoid any delays that might otherwise arise in the filing and review of this Proxy Statement or periodic reports to be filed thereafter.

          None of E&Y's reports on the Company's financial statements for the past two years contained an adverse opinion or disclaimer of opinion, nor was any such report qualified or modified as to uncertainty, audit scope or accounting principles. Further, during the two most recent fiscal years and the subsequent interim periods of 1996, there have been no disagreements between the Company and E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, and no reportable events have occurred.

          E&Y's decision that it could not perform the audit of the Company's 1996 financial statements was acknowledged by the Audit Committee of the Company's Board of Directors on November 26, 1996. On the same date, the Audit Committee retained Arthur Andersen LLP to perform the audit of the Company's 1996 financial statements and the re-audit of the 1995 financial statements.

          Prior to this time, during the Company's two most recent fiscal years and subsequent interim periods, neither the Company nor anyone acting on its behalf consulted Arthur Andersen regarding (1) either the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company which Arthur Andersen concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was the subject of a disagreement with E&Y (no such disagreement existed) or as to a reportable event.

                                 OTHER BUSINESS

          The management of the Company knows of no matter other than the approval of the Merger Agreement and the Plan of Merger to be brought before the Special Meeting. However, the enclosed proxy gives discretionary authority in the event any additional matters should be presented.

          The foregoing Notice and Proxy Statement are sent by order of the Board of Directors.


                                                              PETER J. KRAMER
                                                              GENERAL COUNSEL
------------------------------------------------------------- AND SECRETARY


Dated: February 18, 1997

                        CONSUMERS FINANCIAL CORPORATION

                        SPECIAL MEETING OF SHAREHOLDERS



          FIRST ADDRESS LINE
          2ND LINE
          3RD LINE
          4TH LINE
          5TH LINE



PLEASE VOTE YOUR SHARES, SIGN AND RETURN THE BOTTOM PORTION OF THIS PROXY CARD.
                        A POSTPAID ENVELOPE IS ENCLOSED.

                                   TEAR HERE

--------------------------------------------------------------------------------

                        CONSUMERS FINANCIAL CORPORATION
                                     PROXY
                        SPECIAL MEETING OF SHAREHOLDERS

          The undersigned Shareholder(s) of Consumers Financial Corporation, a Pennsylvania corporation, hereby appoint Peter J. Kramer, Esq. and William J. Walsh, Jr. as Proxies, acting individually or collectively, each with full power of substitution, to vote all shares of Consumers Financial Corporation Common Stock which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held on ___________, March ___, 1997 at Corporate Headquarters, 1200 Camp Hill By-Pass, Camp Hill, Pennsylvania, and at any adjournment(s) thereof.


          NAME OF SHAREHOLDER                            A/C#
          2ND ADS LINE                                   NUMBER OF SHS:
          3RD ADS LINE                                   SS#
          4TH ADS LINE
          5TH LINE (IF NECESSARY)


        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

Every properly signed proxy will be voted in accordance with the specifications made thereon. If not otherwise specified, this Proxy will be voted FOR the Plan of Merger. In addition, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(1) To consider and vote upon the approval of a Plan of Merger between the Company and Consumers Acquisition Corp. ("CAC"), a Pennsylvania corporation and a wholly-owned subsidiary of The LaSalle Group, Inc., a Delaware corporation ("LaSalle"), providing for the merger of CAC with and into theCompany with the Company being the surviving corporation, and pursuant to which each outstanding share of the Company's Common Stock will be converted into the right to receive $3.92 in cash, without interest, subject to certain adjustments, all as more fully described in the accompanying Proxy Statement and the Plan of Merger, a copy of which is attached as Exhibit A to the Agreement and Plan of Merger which is attached as Appendix 1 to the Proxy Statement.


        FOR    [ ]            AGAINST     [ ]           ABSTAIN    [ ]


(2) IN THEIR DISCRETION, TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


SIGNATURE(S)_____________________________/______________Dated:__________, 1997
Please sign exactly as your name(s) appears hereon. When signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If a corporation, sign the full corporate name by an authorized officer. If a partnership, sign in partnership name by an authorized person.

   PLEASE SIGN AND RETURN THIS PORTION PROMPTLY, USING THE ENCLOSED ENVELOPE.